UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 25, 2023

Tompkins Financial Corporation
(Exact name of registrant as specified in its charter)
New York	1-12709	16-1482357
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
P.O. Box 460, Ithaca New York		14851
(Address of Principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(888) 503-5753

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	TMP	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

In September 2023, Tompkins Financial Corporation (the “Company”) completed a balance sheet repositioning, by selling approximately $429.6 million of available-for-sale securities with an average book yield of approximately 0.93% and recognizing an after-tax loss on the sale of approximately $47.5 million. Proceeds from the sale have been used to reinvest in available-for-sale securities with an estimated average book yield of 5.12%. The estimated average remaining life of securities sold and of securities purchased was 4.3 years. The transaction is estimated to improve interest income on the securities portfolio by approximately $15.4 million over the next 12 next months.

•	As a result of this transaction, the company expects to report a net loss for the third quarter of 2023.
•	The company expects improved earnings and improved revenue in future periods as a result of the improved yield on securities purchased, when compared to the securities sold.
•	The transaction will have no impact on shareholder’s equity or book value per share as of the date of the sale, as unrealized losses on available-for-securities are already accounted for as a deduction to shareholder’s equity.
•	At June 30, 2023, the Company reported a ratio of Tier 1 Capital to risk-weighted assets of 13.51%, which remains well above the 8% regulatory threshold to be considered “well capitalized”. This transaction is expected to reduce the Tier 1 Capital ratio by less than 100 basis points, keeping the ratio well above the well capitalized level.
•	The Company’s overall liquidity position remains strong and stable.
•	Beginning in the fourth quarter of 2023, this transaction is expected to have a favorable impact on the Company’s net income, net interest margin, return on average assets, and return on average equity.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This report contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by use of such words as "may", "will", "estimate", "intend", "continue", "believe", "expect", "plan", or "anticipate", the negative and other variations of these terms and other similar words. This report includes forward-looking statements with respect to the impact of the sale and purchase of available-for-sale securities on the Company’s results of operations and financial condition. Forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to certain uncertainties and factors relating to the Company’s operations and economic environment, all of which are difficult to predict and many of which are beyond the control of the Company, that could cause actual results of the Company to differ materially from those expressed and/or implied by forward-looking statements and historical performance. The following factors, in addition to those listed as Risk Factors in Item 1A in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission are among those that could cause actual results to differ materially from the forward-looking statements: changes in general economic, market and regulatory conditions; our ability to attract and retain deposits and other sources of liquidity; GDP growth and inflation trends; the impact of the interest rate and inflationary environment on the Company' business, financial condition and results of operations; other income or cash flow anticipated from the Company's operations, investment and/or lending activities; changes in laws and regulations affecting banks, bank holding companies and/or financial holding companies, such as state and local government mandates, the Dodd-Frank Act and Basel III and the Economic Growth, Regulatory Relief, and Consumer Protection Act; the impact of any change in the FDIC insurance assessment rate or the rules and regulations related to the calculation of the FDIC insurance assessment amount; technological developments and changes; cybersecurity incidents and threats, the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; governmental and public policy changes, including environmental regulation; reliance on large customers; the ability to access financial resources in the amounts, at the times and on the terms required to support the Company's future businesses; and the economic impact of national and global events, including the response to recent bank failures, the war in Ukraine, widespread protests, civil unrest, political uncertainty, and pandemics or other public health crises, including the COVID-19 pandemic.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOMPKINS FINANCIAL CORPORATION

Date: September 29, 2023	/s/ Stephen S. Romaine
Stephen S. Romaine
President and CEO